Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Reports Fiscal 2016 Second Quarter Results

PORT WASHINGTON, N.Y., February 4, 2016 — ACETO Corporation (Nasdaq: ACET), an international company engaged in the marketing, sale and distribution of Human Health products, Pharmaceutical Ingredients and Performance Chemicals, announced today financial results for the second quarter of fiscal 2016 ended December 31, 2015.

Second Quarter Fiscal 2016 versus Second Quarter Fiscal 2015

•	Net sales of $131.7 million versus $123.8 million, a 6.4% increase
•	Gross profit of $35.9 million versus $30.0 million, a 19.5% increase
•	Net income of $8.3 million versus $6.6 million, a 25.2% increase
•	Diluted EPS of $0.28 versus $0.23, a 21.7% increase
•	Non-GAAP Adjusted Net Income of $10.7 million versus $8.2 million, a 29.8% increase
•	Non-GAAP Adjusted EPS of $0.36 versus $0.28, a 28.6% increase

Management Commentary

“For the second quarter, EPS growth on both a GAAP and non-GAAP basis outpaced net sales growth, demonstrating the operating leverage of our business model and our ongoing transition towards human health,” said Sal Guccione, Chief Executive Officer of ACETO.

“Each of our three segments delivered mid-single digit year-on-year sales growth while Human Health and Performance Chemicals produced robust gross profit and gross margin gains. Growth in our Human Health segment was led by sales and gross profit gains in our Rising Pharmaceuticals business. Pharmaceutical Ingredients’ sales increased on higher sales of APIs although gross profit and gross margin declined primarily due to mix within APIs. Increased sales in Performance Chemicals reflected strong demand for agricultural protection products, while gross profit and gross margin gains reflected a continued shift towards higher-margin products as well as some lower product cost related to the devaluation of the Chinese currency.”

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Mr. Guccione added, “For the first half of fiscal 2016 we have produced solid results generally in line with our expectations. Looking ahead to the full fiscal year, for our top-line growth we are now forecasting a low single-digit increase for fiscal 2016, down slightly from our prior expectation of a mid-single digit increase. This change is due primarily to a reduction in expected revenue in Performance Chemicals arising from the devaluation of the Chinese currency and lower than planned sales of certain specialty chemicals products. Regarding earnings on a reported basis, we now anticipate GAAP net income growth for the year to be in the high single-digit to low double-digit range, versus the previous low double-digit estimate, reflecting incremental non-cash interest expenses and other costs associated with the convertible debt offering completed during the second quarter and potential increased competition in our Rising Pharmaceuticals business.”

“Nevertheless, on a non-GAAP adjusted basis, we continue to expect to achieve earnings growth in the low double-digit range,” Mr. Guccione concluded. “In addition, consistent with previous projections, we continue to expect to generate higher sales and gross profit in the second half of fiscal 2016 as compared to the first half of the fiscal year. Finally, based on our pipeline of projects at Rising Pharmaceuticals, we continue to expect R&D spending between $8 million and $10 million for the year.”

Second Quarter Financial Review

Net sales for the second quarter of fiscal 2016 were $131.7 million, an increase of 6.4% from $123.8 million reported in the second quarter of fiscal 2015. On a constant Euro currency basis net sales increased by 9.6% compared to the same quarter last year. Total Company gross profit was $35.9 million, an increase of 19.5%, compared to $30.0 million in the second quarter of fiscal 2015. Gross margin for the second quarter was 27.2% compared to 24.3% in the prior year period.

Human Health segment sales were $59.0 million, an increase of 6.5%, compared to $55.4 million for the second quarter of fiscal 2015. The revenue increase was largely due to an increase in sales at Rising which were partially offset by a sales decrease in our Nutritional business. Gross profit for the Human Health segment was $21.7 million, an increase of 33.1%, compared to $16.3 million for the second quarter of fiscal 2015. Gross margin for the second quarter was 36.8%, compared to 29.5% in the prior year period. The increase in sales, gross profits and margin was primarily related to price increases on certain Rising products taken in fiscal 2015.

Pharmaceutical Ingredients segment sales were $34.3 million, an increase of 5.3%, compared to $32.6 million for the second quarter of fiscal 2015. The increase in sales was due primarily to a rise in APIs sold abroad. Sales were adversely affected by the weakness of the Euro versus the US dollar in this quarter as compared to the prior year’s period. The unfavorable impact of the Euro rate variance on the Pharmaceutical Ingredients segment for the quarter compared to last year’s quarter was $2.6 million in sales and $0.5 million in gross profit. Gross profit in the quarter was $6.1 million, an 11.8% decrease compared to $6.9 million for the second quarter of fiscal 2015. Gross margin for the second quarter was 17.8%, compared to 21.3% in the prior year period. The decline in both gross profits and margin was largely the result of a drop in sales volume of a certain API which typically yields a significantly higher gross margin.

Performance Chemicals segment sales were $38.3 million, an increase of 7.2%, compared to $35.8 million for the second quarter of fiscal 2015, due primarily to higher agricultural protection products sales. Gross profit was $8.0 million, an increase of 18.6%, compared to $6.8 million for the second quarter of fiscal 2015. Gross margin was 20.9% for the second quarter compared to 18.9% in the prior year period. The increase in gross profit and margin was primarily due to stronger gross profits in Specialty Chemicals resulting from a reduction in sales of certain lower margin products, select price increases and product cost improvements resulting from the devaluation of the Chinese Renminbi.

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Total selling, general and administrative expenses were relatively flat at $19.2 million compared to $19.0 million in the same period last year, a 1.5% increase. Research and Development expenses in the second quarter totaled $2.5 million compared to $0.4 million in the prior year period. The majority of R&D expenses are milestone based and could fluctuate quarterly.

Operating income totaled $14.1 million, an increase of 32.0% over the second quarter of fiscal 2015. Net income was $8.3 million, or $0.28 per diluted share, compared to net income of $6.6 million, or $0.23 per diluted share, for the comparable quarter of fiscal 2015. Non-GAAP Adjusted Net Income was $10.7 million in the second quarter, compared to $8.2 million in the prior period, a 29.8% increase. The non-GAAP Adjusted Net Income included charges related to the issuance of the convertible debt that were incurred, for the first time, in the current quarter. Non-GAAP Adjusted Earnings per Share were $0.36, compared to $0.28 in the year ago second quarter, a 28.6% increase.

Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, February 5, 2016. To participate in the conference call, please dial (800) 446-1671 or (847) 413-3362 approximately 10 minutes prior to the call. Please reference conference ID # 41729737.

A live webcast of the conference call will be available in the Investor Relations section of the Company’s website, www.aceto.com. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 11:30 a.m. ET on February 5, 2016 until 11:59 p.m. ET on February 12, 2016 and may be accessed by calling (888) 843-7419 and referencing conference ID # 41729737. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

Use of Non-GAAP Financial Information

In addition to U.S. GAAP results, this press release also includes certain non-GAAP financial measures as defined by the SEC. This measure, Adjusted Net Income, represents net income excluding amortization of intangibles, debt extinguishment and transaction costs related to acquisitions. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior periods’ results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate the performance of its business units.

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Pursuant to the requirements of Regulation G, reconciliations of Adjusted Net Income to U.S. GAAP net income are presented in the table Non-GAAP Reconciliation of this press release.

About ACETO

ACETO Corporation, incorporated in 1947 and with offices and operations in 10 countries, is engaged in the marketing, sale and distribution of Human Health products (finished dosage form generics and nutraceuticals), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products). ACETO's global operations, including more than 35 employees in China and India, are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this news release may not occur. Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.  ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter's performance not useful as a predictor of future quarters' results.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

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Investor Relations Contact:

LHA
Jody Burfening
jburfening@lhai.com

(212) 838-3777

(Financial Tables Follow)

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Aceto Corporation and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$131,674	$123,765	$265,174	$254,568
Cost of sales	95,806	93,746	194,725	196,898
Gross profit	35,868	30,019	70,449	57,670
Gross profit %	27.24%	24.25%	26.57%	22.65%

Selling, general and administrative expenses	19,246	18,970	36,879	37,253
Research and development expenses	2,531	377	3,961	1,122
Operating income	14,091	10,672	29,609	19,295

Other expense, net of interest expense	(998)	(187)	(1,533)	(1,165)

Income before income taxes	13,093	10,485	28,076	18,130
Income tax provision	4,823	3,877	10,508	6,694
Net income	$8,270	$6,608	$17,568	$11,436

Net income per common share	$0.28	$0.23	$0.60	$0.40

Diluted net income per common share	$0.28	$0.23	$0.60	$0.39

Weighted average shares outstanding:
Basic	29,115	28,740	29,049	28,679
Diluted	29,599	29,204	29,495	29,191

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Aceto Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per-share amounts)

	(unaudited)
	December 31, 2015	June 30, 2015

Assets
Current Assets:
Cash and cash equivalents	$54,349	$34,020
Investments	2,396	3,416
Trade receivables: less allowances for doubtful accounts: December 31, 2015 $610; and June 30, 2015 $691	152,196	161,521
Other receivables	9,026	10,611
Inventory	105,575	95,596
Prepaid expenses and other current assets	3,482	3,096
Deferred income tax asset, net	2,153	2,050

Total current assets	329,177	310,310

Property and equipment, net	10,376	10,456
Property held for sale	6,574	6,574
Goodwill	67,853	67,870
Intangible assets, net	83,387	78,997
Deferred income tax asset, net	20,532	9,972
Other assets	6,495	5,595

Total Assets	$524,394	$489,774

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$197	$10,197
Accounts payable	57,441	54,962
Accrued expenses	44,956	59,841
Total current liabilities	102,594	125,000

Long-term debt, net	115,885	99,960
Long-term liabilities	7,336	7,542
Environmental remediation liability	2,487	2,995
Deferred income tax liability	10,235	66
Total liabilities	238,537	235,563

Commitments and contingencies

Shareholders' equity:
Preferred stock, 2,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value: (75,000 shares authorized at December 31, 2015 and 40,000 shares authorized at June 30, 2015; 29,551 and 29,147 shares issued and outstanding at December 31, 2015 and June 30, 2015, respectively)	296	292
Capital in excess of par value	111,630	93,807
Retained earnings	181,215	167,208
Accumulated other comprehensive loss	(7,284)	(7,096)
Total shareholders' equity	285,857	254,211

Total liabilities and shareholders' equity	$524,394	$489,774

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Aceto Corporation

Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)

(in thousands, except per share amounts)

	(unaudited) Three Months Ended December 31, 2015	(unaudited) Diluted Net Income Per Common Share Three Months Ended December 31, 2015	(unaudited) Three Months Ended December 31, 2014	(unaudited) Diluted Net Income Per Common Share Three Months Ended December 31, 2014	(unaudited) Six Months Ended December 31, 2015	(unaudited) Diluted Net Income Per Common Share Six Months Ended December 31, 2015	(unaudited) Six Months Ended December 31, 2014	(unaudited) Diluted Net Income Per Common Share Six Months Ended December 31, 2014

Net income, as reported	$8,270	$0.28	$6,608	$0.23	$17,568	$0.60	$11,436	$0.39

Adjustments:

Amortization of intangible assets	2,726	0.09	2,597	0.09	5,442	0.18	5,162	0.18
Amortization of debt discount (non-cash interest expense)	587	0.02	-	-	587	0.02	-	-
Amortization of debt issuance costs	104	0.00	-	-	104	0.00	-	-
Termination of interest rate swap	420	0.01	-	-	420	0.01	-	-
Separation and relocation costs	-	-	-	-	-	-	99	0.00
Step-up of inventory	-	-	-	-	-	-	209	0.01

Adjusted income excluding charges	12,107	0.40	9,205	0.32	24,121	0.81	16,906	0.58
Adjustments to provision for income taxes	1,439	0.04	987	0.04	2,457	0.08	2,079	0.07

Adjusted net income (Non-GAAP)	$10,668	$0.36	$8,218	$0.28	$21,664	$0.73	$14,827	$0.51

Diluted weighted average shares outstanding	29,599	29,599	29,204	29,204	29,495	29,495	29,191	29,191

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units.

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